Exhibit 99.1

FOR IMMEDIATE RELEASE

XCEL BRANDS, INC. ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

EXPECTS GROWTH ACROSS ITS BUSINESSES IN 2022 DRIVEN BY

LIVESTREAM SHOPPING

●	2021 total revenues of $37.9 million, up 29% from prior year
●	Fourth quarter total revenues of $8.1 million, up 8% from the fourth quarter of 2020
●	Fourth quarter net loss of $6.9 million, or ($0.35) per share, on a GAAP basis; net loss of $4.6 million, or ($0.22) per share, on a non-GAAP basis net loss of $6.2 million, or ($0.32) per share, on a non-GAAP basis
●	Focus on Livestream Shopping as significant driver of financial growth and new strategic partnerships for the Company, assisted by recent investments in technology and infrastructure;
●	Management expects continued growth across all business segments and a return to profitability in 2022

NEW YORK, NY (April 14, 2022) – Xcel Brands, Inc. (NASDAQ: XELB) (“Xcel” or the “Company”), a media and consumer products company, today announced its financial results for the fourth quarter ended December 31, 2021.

Robert W. D’Loren, Chairman and Chief Executive Officer of Xcel commented, “We are pleased with our top-line growth across our businesses and distribution channels especially our DTC businesses that are all now fully powered by our robust livestreaming platform. We expect sales in our wholesale and DTC businesses to continue to accelerate well beyond current growth rates and believe that these sales will return   the company to profitability in 2022. The investments that we have made in technology, livestreaming, supply chain management and people are now benefitting the company greatly.”

Fourth Quarter 2021 Financial Results

Total revenue was $8.1 million, an increase of $0.6 million or 8% compared to the prior year quarter, primarily driven by significant growth in the Company’s wholesale and direct to consumer businesses.

Net loss attributable to Xcel Brands was approximately $6.9 million, or ($0.35) per share, compared with a net loss of $10.4 million, or ($0.54) per share, for the prior year quarter. This improvement from prior year quarter was primarily attributable to lower asset impairment charges in the current quarter. After adjusting for certain cash and non-cash items, results on a non-GAAP basis were a net loss of approximately $4.6 million, or ($0.23) per share for the quarter ended December 31, 2021, and a net loss of approximately $0.3 million, or $(0.02) per share, for the quarter ended December 31, 2020. Adjusted EBITDA was negative $3.5 million and positive $0.2 million for the current quarter and the prior year quarter, respectively.

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

Full Year 2021 Financial Results

Total revenue was $37.9 million, an increase of $8.5 million of 29% from prior year, driven by higher product sales and higher licensing revenues of $6.9 million and $1.6 million, respectively. As with the quarter’s results, the increase in revenues was primarily driven by significant growth in the Company’s wholesale and direct to consumer businesses. Full-year licensing revenues also increased, primarily attributable to the April 2021 acquisition of the Lori Goldstein brand.

Net loss attributable to Xcel Brands  was approximately $12.2 million, or ($0.63) per share, compared with a net loss of $12.9 million, or ($0.68) per diluted share, for the prior year. The current year net loss and improvement from the prior year results reflects the increase in revenues discussed above, partially offset by higher interest and finance expenses and lower income tax benefit, while total operating costs and expenses decreased only slightly from prior year. After adjusting for certain cash and non-cash items, non-GAAP net loss for the year ended December 31, 2021, was approximately $6.2 million, or $(0.32) per share, compared with non-GAAP net income of $1.8 million, or $0.10 per diluted share in 2020. Adjusted EBITDA was negative $2.5 million and positive $4.1 million for the current year and prior year, respectively.    Despite strong fundamentals and top line revenue growth, we had a challenging fourth quarter caused by a fire in one of our retail partners distribution centers and other logistics issues that had an  impact on  our operating  results for the 4th quarter and materially impacted our expected results for 2021. We believe that the impact of the fire and related and general logistics issues are abating.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. generally accepted accounting principles. Any financial measure other than those prepared in accordance with GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

The Company’s balance sheet at December 31, 2021 reflected stockholders’ equity of approximately $75 million, cash and cash equivalents of approximately $4.5 million, and working capital, exclusive of the current portion of lease obligations, of approximately $7.9 million.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details at 5:00 p.m. Eastern Time on Thursday , April 14, 2022. A webcast of the conference call will be available live on the Investor Relations section of Xcel’s website at www.xcelbrands.com. Interested parties unable to access the conference call via the webcast may dial 1-877-407-3982. A replay of the conference call will be available on the Company website for 30 days following the event and can be accessed at 844-512-2921 using replay pin number 13729080.

About Xcel Brands

Xcel Brands, Inc. (NASDAQ:XELB) is a media and consumer products company engaged in the design, production, marketing, live streaming, wholesale distribution, and direct-to-consumer sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as one thing. Xcel owns the Isaac Mizrahi, Judith Ripka, Halston, LOGO by Lori Goldstein, and C. Wonder brands, and it owns and manages the Longaberger brand through its controlling interest in Longaberger Licensing LLC, pioneering a true omni-channel sales strategy which includes the promotion and

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

sale of products under its brands through interactive television, digital live-stream shopping, brick-and-mortar retail, and e-commerce channels. The company’s brands have generated in excess of $3 billion in retail sales via live streaming in interactive television and digital channels alone. Headquartered in New York City, Xcel Brands is led by an executive team with significant livestreaming, production, merchandising, design, marketing, retailing, and licensing experience, and a proven track record of success in elevating branded consumer products companies. With an experienced team of professionals focused on design, production, and digital marketing, Xcel maintains control of product quality and promotion across all of its product categories and distribution channels. Xcel differentiates by design. www.xcelbrands.com

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

Forward Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "ongoing," "could," "estimates," "expects," "intends," "may," "appears," "suggests," "future," "likely," "goal," "plans," "potential," "projects," "predicts," "seeks," "should," "would," "guidance," "confident" or "will" or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding our anticipated revenue, expenses, profitability, strategic plans and capital needs. These statements are based on information available to us on the date hereof and our current expectations, estimates and projections and are not guarantees of future performance. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including, without limitation, the risks discussed in the "Risk Factors" section and elsewhere in the Company’s Annual Report on form 10-K for the year ended December 31, 2021 and its other filings with the SEC, which may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

For further information please contact:

Andrew Berger

SM Berger & Company, Inc.

216-464-6400

andrew@smberger.com

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,483	$4,957
Accounts receivable, net	7,640	8,889
Inventory	3,375	1,216
Prepaid expenses and other current assets	1,681	1,085
Total current assets	17,179	16,147

Property and equipment, net	2,549	3,367
Operating lease right-of-use assets	6,314	8,668
Trademarks and other intangibles, net	98,304	93,535
Restricted cash	739	1,109
Deferred tax assets, net	141
Other assets	555	228
Total non-current assets	108,602	106,907
Total Assets	$125,781	$123,054

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$6,233	$4,442
Accrued payroll	577	973
Accrued consideration payable	-	-
Current portion of operating lease obligation	1,207	2,101
Current portion of long-term debt	2,500	2,800
Total current liabilities	10,517	10,316
Long-Term Liabilities:
Long-term portion of operating lease obligation	7,252	8,469
Long-term debt, net, less current portion	25,531	13,838
Contingent obligations	7,539	900
Deferred tax liabilities, net	0	3,052
Other long-term liabilities	0	224
Total long-term liabilities	40,322	26,483
Total Liabilities	50,839	36,799

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $.001 par value, 50,000,000 shares authorized, and 19,530,855 and 19,260,862 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	20	19
Paid-in capital	103,039	102,324
Accumulated deficit	(28,779)	(16,595)
Total Xcel Brands, Inc. stockholders' equity	74,280	85,748
Noncontrolling interest	662	507
Total Stockholders' Equity	74,942	86,255

Total Liabilities and Stockholders' Equity	$125,781	$123,054

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Twelve Months Ended
	December 31,
	2021	2020
Revenues
Net licensing revenue	$21,876	$20,255
Net sales	16,056	9,193
Net revenue	37,932	29,448
Cost of goods sold (sales)	10,667	5,456
Gross profit	27,265	23,992

Operating costs and expenses
Salaries, benefits and employment taxes	16,535	13,061
Other selling, general and administrative expenses	14,364	9,743
Stock-based compensation	720	850
Depreciation and amortization	6,830	5,497
Government assistance - Paycheck Protection Program	-	(1,816)
Asset impairment charges	1,372	13,113
Total operating costs and expenses	39,821	40,448

Other income		46

Operating loss	(12,556)	(16,410)

Interest and finance expense
Interest expense - term loan debt	1916	1,220
Other interest and finance charges (income), net	147	(27)
Loss on extinguishment of debt	1,516	-
Total interest and finance expense	3,579	1,193

Loss before income taxes	(16,135)	(17,603)

Income tax (benefit) provision	(3,106)	(4,518)

Net loss	(13,029)	(13,085)
Less: Net loss attributable to noncontrolling interest	(845)	(149)
Net loss attributable to Xcel Brands, Inc. stockholders	$(12,184)	$(12,936)

Loss per common share attributed to Xcel Brands, Inc. stockholders:
Basic net loss per share	$(0.63)	$(0.68)
Weighted average number of common shares outstanding:
Basic and diluted weighted average common shares outstanding	19,455,987	19,117,460

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Twelve Months Ended
	December 31,
	2021	2020

Cash flows from operating activities
Net loss	$(13,029)	$(13,085)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	6,830	5,497
Asset impairment charges	1,372	13,113
Amortization of deferred finance costs	308	95
Stock-based compensation	720	850
Allowance for doubtful accounts	102	1,042
Loss on extinguishment of debt (non-cash portion)	1,516	-
Deferred income tax benefit	(3,192)	(4,382)
Net Gain on sale of assets		(46)
Changes in operating assets and liabilities:
Accounts receivable	1,147	691
Inventory	(2,159)	(317)
Prepaid expenses and other assets	(818)	597
Accounts payable, accrued expenses and other current liabilities	1,228	(496)
Lease-related assets and liabilities	(581)	(374)
Net cash (used in) provided by operating activities	(6,556)	3,185

Cash flows from investing activities
Cash consideration for acquisition of Lori Goldstein assets	(3,661)	-
Net proceeds from sale of assets	-	46
Purchase of other intangible assets	(39)	-
Purchase of property and equipment	(1,095)	(748)
Net cash used in investing activities	(4,795)	(702)

Cash flows from financing activities
Proceeds from exercise of stock options	5	-
Shares repurchased including vested restricted stock in exchange for withholding taxes	(16)	(190)
Cash contribution from non-controlling interest	1,000	300
Proceeds from revolving loan debt	-	-
Proceeds from long-term debt	54,000	-
Payment of deferred finance costs	(2,173)	(27)
Payment of long-term debt	(41,750)	(2,250)
Payment of breakage fees associated with extinguishment of long-term debt	(559)	-
Net cash provided by (used in) financing activities	10,507	(2,167)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(844)	316

Cash, cash equivalents, and restricted cash at beginning of period	6,066	5,750

Cash, cash equivalents, and restricted cash at end of period	$5,222	$6,066

Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents	4,483	$4,957
Restricted cash	739	1,109
Total cash, cash equivalents, and restricted cash	$5,222	$6,066

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

	For the Twelve Months Ended
	December 31,
	2021		2020

Supplemental disclosure of non-cash activities:
Operating lease right-of-use asset	$		$797
Operating lease obligation	$		$797
Contingent obligation related to acquisition of Lori Goldstein assets at fair value		$6,639	$-
Liability for equity-based bonuses		$(13)	$71

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes		$1,799	$1,128
Cash paid during the year for interest		$91	$58

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

	Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
($ in thousands)	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to Xcel Brands, Inc. stockholders	$(6,943)	(10,397)	$(12,184)	(12,936)
Amortization of trademarks	1,520	1,109	5,435	4,432
Stock-based compensation	(34)	70	720	850
Loss on extinguishment of debt	695	-	1,516	-
(Recovery of) costs in connection with potential acquisition	-	52	-	(158)
Certain adjustments to allowance for doubtful accounts	-		132	971
Property and equipment impairment	1,372	13,000	1,372	13,113
Gain on the sale of assets				(46)
Deferred income tax benefit	(1,173)	(4,113)	(3,192)	(4,382)
Non-GAAP net (loss) income	$(4,563)	$(279)	$(6,201)	$1,844

	Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Diluted loss per share	$(0.35)	$(0.54)	$(0.63)	$(0.68)
Amortization of trademarks	0.08	0.06	0.28	0.23
Stock-based compensation	-	-	0.04	0.04
Loss on extinguishment of debt	0.04	-	0.08	-
(Recovery of) costs in connection with potential acquisition	-	-	-	(0.01)
Certain adjustments to allowance for doubtful accounts	-	-	0.01	0.05
Property and equipment impairment	0.07	0.67	0.07	0.69
Deferred income tax benefit	(0.06)	(0.21)	(0.17)	(0.22)
Non-GAAP diluted EPS	$(0.22)	$(0.02)	$(0.32)	$0.10
Non-GAAP weighted average diluted shares	19,567,318	19,323,078	19,455,987	19,152,569

	Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
($ in thousands)	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to Xcel Brands, Inc. stockholders	$(6,943)	$(10,397)	$(12,184)	$(12,936)
Depreciation and amortization	1,881	1,428	6,830	5,497
Interest and finance expense	1,268	296	3,579	1,193
Income tax benefit	(1,087)	(4,249)	(3,106)	(4,518)
State and local franchise taxes	37	21	142	145
Stock-based compensation	(34)	70	720	850
(Recovery of) costs in connection with potential acquisition	-	52	-	(158)
Certain adjustments to allowance for doubtful accounts	-	-	132	971
Gain on the sale of assets	-	-	-	(46)
Property and equipment impairment	1,372	13,000	1,372	13,113
Adjusted EBITDA	$(3,506)	$221	$(2,515)	$4,111

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

Non-GAAP net income and non-GAAP diluted EPS are non-GAAP unaudited terms. We define non-GAAP net income as net income (loss) attributable to Xcel Brands, Inc. stockholders, exclusive of amortization of trademarks, stock-based compensation, loss on extinguishment of debt, gain on sales of assets, gain on reduction of contingent obligations, costs (recoveries) in connection with potential acquisitions, certain adjustments to the provision for doubtful accounts related to the bankruptcy of and economic impact on certain retail customers due to the COVID-19 pandemic, asset impairments, and deferred income taxes. Non-GAAP net income and non-GAAP diluted EPS measures do not include the tax effect of the aforementioned adjusting items, due to the nature of these items and the Company’s tax strategy.

Adjusted EBITDA is a non-GAAP unaudited measure, which we define as net income (loss) attributable to Xcel Brands, Inc. stockholders, before depreciation and amortization, interest and finance expenses (including loss on extinguishment of debt, if any), income taxes, other state and local franchise taxes, stock-based compensation, gain on reduction of contingent obligations, gain on sale of assets, costs (recoveries) in connection with potential acquisitions, asset impairments, and certain adjustments to the provision for doubtful accounts related to the bankruptcy of and economic impact on certain retail customers due to the COVID-19 pandemic.

Management uses non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to our results of operations. Management believes non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA are also useful because these measures adjust for certain costs and other events that management believes are not representative of our core business operating results, and thus these non-GAAP measures provide supplemental information to assist investors in evaluating our financial results. The Company incurred certain costs during the prior year which it could have eliminated but elected not to do so in light of $1.8 million of government assistance received through the Paycheck Protection Program under the CARES Act (the “PPP Benefit”) Benefit”), which represents a cash benefit directly related to the Company’s operating expenses incurred. Accordingly, the PPP Benefit is not considered a reconciling item for purposes of the computation of non-GAAP net income and Adjusted EBITDA. Adjusted EBITDA is the measure used to calculate compliance with the EBITDA covenant under our term loan agreement.

Non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA should not be considered in isolation or as alternatives to net income, earnings per share, or any other measure of financial performance calculated and presented in accordance with GAAP. Given that non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA are financial measures not deemed to be in accordance with GAAP and are susceptible to varying calculations, our non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate these measures in a different manner than we do. In evaluating non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA, you should be aware that in the future we may or may not incur expenses similar to some of the adjustments in this document. Our presentation of non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA does not imply that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results, and not rely on any single financial measure.

1333 Broadway, 10th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM